Calculation of Filing Fee Tables
S-8
First Tracks Biotherapeutics, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	Other	4,169,861	$ 23.27	$ 97,032,665.47	0.0001381	$ 13,400.21
2	Equity	Common Stock, par value $0.001 per share	Other	9,378,989	$ 23.27	$ 218,249,074.03	0.0001381	$ 30,140.20
3	Equity	Common Stock, par value $0.001 per share	Other	347,488	$ 19.78	$ 6,873,312.64	0.0001381	$ 949.20
Total Offering Amounts:						$ 322,155,052.14		$ 44,489.61
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 44,489.61
Offering Note
[1]	(a) In connection with the spin-off of First Tracks Biotherapeutics, Inc. ("Registrant") from AnaptysBio, Inc., certain outstanding equity awards that had been granted under AnaptysBio, Inc. equity incentive plans were converted into awards of Registrant (the "Substituted Awards") to be issued under the Registrant's 2026 Equity Incentive Plan (the "2026 Plan") pursuant to the Separation and Distribution Agreement by and between the Registrant and AnaptysBio, Inc, dated as of April 1, 2026. (b) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share ("Common Stock"), that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant's Common Stock. (c) Represents shares of Common Stock reserved for issuance under the Registrant's 2026 Plan, excluding shares of Common Stock subject to Substituted Awards. (d) Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of $23.27.

[2]	(a) Represents the maximum number of shares of Common Stock issuable under the Substituted Awards pursuant to the 2026 Plan.

[3]	(a) Represents shares of common stock reserved for issuance under the Registrant's 2026 Employee Stock Purchase Plan (the "ESPP") as of the date of this Registration Statement. (b) Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of the Registrant's common stock multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources